                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported)

                         May 25, 1995  (May 10, 1995)


                               C-TEC CORPORATION

            (Exact name of registrant as specified in its charter)

  Pennsylvania                     0-11053                    23-2093008
(State or other jurisdiction    (Commission                (IRS Employer
 of incorporation)               File Number)            Identification No.)



                105 Carnegie Center, Princeton, NJ  08540-6215
              (Address of principal executive offices) (Zip Code)


              Registrant's telephone number, including area code:
                                (609) 734-3700



        (Former name or former address, if changed since last report).
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Item 5.  Other Events

          C-TEC Corporation signed a definitive agreement for the acquisition of all outstanding shares of Common Stock of Buffalo Valley Telephone Company for $61 per share, payable either in cash or convertible preferred stock of C-TEC. The total value of the transaction is approximately $54.8 million. Although each shareholder of Buffalo Valley will have the opportunity to indicate their preference for cash or convertible preferred stock, their elections shall be subject to an allocation so that the aggregate consideration paid by C-TEC will be 50 percent in cash and 50 percent in the form of C-TEC convertible preferred stock.

          Pursuant to the merger agreement, Buffalo Valley Telephone ("BVT") would become a subsidiary of C-TEC. The closing of the transaction is subject to regulatory approvals, BVT and C-TEC shareholder approvals, a registration statement (with respect to the convertible preferred stock being offered to BVT shareholders) being declared effective by the Securities and Exchange Commission and other conditions. Accordingly, there can be no assurance that a transaction will be consummated. The convertible preferred stock will be offered only by means of a prospectus.

Item 7.  Exhibits

         (c)     Exhibits

         10.1 Agreement and plan of merger among Buffalo Valley Telephone Company, C-TEC Corporation and BVT Merger Corporation

         99 Press release of C-TEC Corporation dated as of May 11, 1995 announcing the signing of a definitive merger agreement with Buffalo Valley Company.
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              C-TEC Corporation



                              By:  /s/ Bruce Godfrey
                                   -----------------
                                   Name:  Bruce Godfrey
                                   Title: Executive Vice President
                                          and Chief Financial Officer



Date:  May 25, 1995